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                                                                   EXHIBIT 10.39

                    SUPERIOR INDUSTRIES INTERNATIONAL, INC.
                            CHIEF EXECUTIVE OFFICER
                            ANNUAL INCENTIVE PROGRAM
                                  MAY 9, 1994



1.   PURPOSE

     This Chief Executive Officer Annual Incentive Program is intended to provide additional incentive to the Chief Executive Officer to improve the Company's performance, to link the Chief Executive Officer's annual compensation to the performance of the Company and to reward the Chief Executive Officer for his contributions to such performance.


2.   DEFINITIONS

     The following terms shall, for purposes of this Plan, have the meanings set forth below:

     (a) "Annual Income" means the Company's pre-tax income for a Program Year, adjusted to exclude extraordinary and nonrecurring items and any expense related to incentive awards under this Program or any other executive incentive arrangements.

     (b) "CEO" means an individual who serves as the Company's Chief Executive Officer during all or a portion of a Program Year.

     (c)   "Code" means the Internal Revenue Code of 1986, as amended.

     (d)   "Company" means Superior Industries International, Inc.

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     (e)   "Compensation Committee" means the Compensation Committee of the
           Company's Board of Directors, or such other committee that is appointed by the Board of Directors to administer the Program and that consists solely of at least two "outside directors" within the meaning of Section 162(m).

     (f) "Planned Annual Income" means the amount of planned Annual Income specified by the Committee for a Program Year pursuant to Section 3(b).

     (g) "Program" means this Superior Industries International, Inc. Chief Executive Officer Annual Incentive Program.

     (h)   "Program Year" means the 12 months ending November 30.

     (i) "Section 162(m)" means Section 162(m) of the Code and any regulations promulgated pursuant thereto.


3.   ADMINISTRATION

     (a) The Committee shall have full power, authority and discretion to interpret and administer the Program, consistent with the provisions of Section 162(m). Decisions of the Committee shall be final, conclusive and binding on the Company and all persons claiming under the Program.

     (b) Prior to the beginning of each Program Year, or during such other period as may be permissible pursuant to Section 162(m) for the establishment of performance goals, the Committee shall specify, in writing, a planned level of Annual Income for the Program Year; provided, however, that for the Program Year ending November 30, 1994, such Planned Annual Income amount may be specified at any time prior to April 1, 1994.

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     (c)   As soon as practicable following the completion of each Program
           Year, the Committee shall:

           (i) Certify the amount of the Company's Annual Income for the Program Year;

           (ii)  Determine the amount payable pursuant to the formula in
                 Section 4;

           (iii) Determine the extent to which the amount payable under the Program should be subject to reduction, if at all, based on the exercise of the Committee's discretionary judgment; and

           (iv) Specify the time or times at which such amount shall be payable, consistent with Section 6.


4.   PROGRAM FORMULA

     The maximum amount payable under the Program for a Program Year shall equal a percent of the Company's Annual Income for the year. The percent payable shall depend upon the percent of Planned Annual Income actually achieved for the year, and shall be determined according to the following formula:

  PERCENT OF PLANNED                              PERCENT OF
ANNUAL INCOME ACHIEVED                      ANNUAL INCOME PAYABLE
----------------------                      ---------------------
    70% or below                                     1.0%

        80%                                          1.4%

        90%                                          1.8%

     Over 90%                                        2.0%

     For percentages of Planned Annual Income between 70% and 90%, the percent of Annual Income payable under the Program shall be determined by interpolation.

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5.   PARTIAL YEAR SERVICE

     (a) Except as otherwise determined by the Committee, no amount shall be payable pursuant to this Program for a Program Year to an individual who is not the CEO of the Company as of the last day of the Program Year.

     (b) In the event an individual is the Company's CEO for less than a full Program Year, the Committee shall have discretion to determine the extent to which, if at all, such individual shall receive payment pursuant to the Program for the Program Year; provided, however, that in no event shall the aggregate amounts payable to one or more CEOs pursuant to this Program for a Program Year exceed the amount determined pursuant to the formula set forth in Section 4.


6.   PAYMENT

     Amounts payable under the Program shall be paid in cash within 60 days after the appropriate certification by the Compensation Committee pursuant to Section 3(c), except to the extent that the Committee has established procedures for deferral of payment pursuant to voluntary elections by the CEO. The Company shall have the right to deduct from any payment under the Program any taxes it determines are required to be withheld with respect to such payment.


7.   GENERAL

     (a) No award under this Plan shall be considered as compensation in calculating any benefit for which the recipient is eligible unless such benefit is granted under a plan which expressly provides that incentive compensation shall be considered as compensation under such plan.

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     (b)   In the event of a CEO's death, any amount payable to the CEO pursuant to this Program but not yet paid, shall be paid to his legal representatives or, where the Committee has authorized the designation of beneficiaries, to such beneficiaries as may have been designated.

     (c) No CEO, no person claiming through a CEO, nor any other person shall have any right or interest in the Program or its continuance, or in the payment of any award under the Program, unless and until all the provisions of the Program have been fully complied with. No rights under the Program, contingent or otherwise, shall be transferable, assignable or subject to any pledge or encumbrance of any nature. The Program shall be unfunded and any amounts payable under the Program shall be paid from the general assets of the Company.

     (d) Nothing contained herein shall be construed as a contract of employment between the Company and any CEO or other employee, or as giving a right to any person to continue in the employment of the Company, or as limiting the right of the Company to discharge any person at any time, with or without cause.

     (e) This Program shall be governed by and construed in accordance with the laws of the State of California.


8.   SHAREHOLDER APPROVAL; AMENDMENT AND TERMINATION

     (a) No amounts shall be payable under this Program unless the Program is approved by a vote of the shareholders of the Company.

     (b) This Program may be amended, suspended, or terminated by the Compensation Committee at any time, without shareholder approval, except to the extent required by Section 162(m).

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